                                                                    EXHIBIT 23.1







                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Range Resources Corporation:

We consent to the use of our report dated March 4, 2003, with respect to the consolidated balance sheets of Range Resources Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference. Our report dated March 4, 2003 contains an explanatory note that refers to a change in the Company's method of accounting for derivative financial instruments.


                                                   /s/ KPMG LLP

Dallas, Texas
June 2, 2003